Exhibit 99.1

Farmland Partners Inc. Reports Results for the Quarter Ended June 30, 2014 and Announces Third Quarter Dividend of $0.105 per Share

DENVER, August 12, 2014 /PRNewswire/ - Farmland Partners Inc. (NYSEMKT: FPI) (the “Company”) today reported financial results for the quarter ended June 30, 2014.

Second Quarter Highlights

•                  Closed on $32.1 million of farm acquisitions totaling approximately 15,670 acres with an anticipated average unlevered annual cash return of approximately 5.0%

•                  Declared inaugural quarterly dividend of $0.105 per share ($0.42 annualized) for the second quarter

•                  Closed initial public offering of common stock generating approximately $53.2 million in gross proceeds

•                  Repaid approximately $12.0 million in debt

•                  Reported Adjusted Funds from Operations (“AFFO”) per fully diluted share of $0.04 for the second quarter and $0.07 for the first half

“This was a very important quarter for Farmland Partners,” said Paul Pittman, the Company’s CEO. “We entered the public stock market, and we deployed capital raised in the offering quickly and efficiently. Despite the decline in commodity prices, the farm economy remains very strong due to high productivity and the general strength of farmers’ balance sheets coming off of several very profitable years. We believe that values and rents for high quality farms, like the ones in our portfolio, will hold stable if not moderately increase.”

“With each acquisition we continue to diversify our portfolio,” said Luca Fabbri, the Company’s Chief Financial Officer. “We have added seven new tenants and expanded our presence in new geographies, and we believe the capital raised in the follow-on offering will enable us to continue doing so.”

Other Recent Highlights

•                  Completed a follow-on offering of common stock on July 30, 2014, generating approximately $46 million in gross proceeds

•                  Completed acquisition of 640-acre Nebraska farm for $1.0 million on July 1, 2014

•                  Announced contracts for an additional $7.3 million of farm acquisitions totaling approximately 1,940 acres, which will bring the total portfolio to approximately 25,570 acres

•                  Entered into a non-binding term sheet for a proposed $30 million interest-only financing at an indicative three-year fixed rate of 2.30% (as of July 9, 2014)

•                  Declared a dividend of $0.105 per share ($0.42 annualized) for the third quarter of 2014 — a 3.85% distribution rate based on the Company’s closing stock price on Monday August 11, 2014

Investment Activity

In the second quarter of 2014, the Company acquired two Colorado-based farms for an aggregate of $32.1 million totaling approximately 15,670 acres, and announced contracts for the acquisition of a 640-acre farm in Nebraska, which closed on July 1, 2014, for $1.0 million, and a 1,250-acre farm in Arkansas, which is expected to close no later than June 1, 2015, for approximately $4.6 million.

Subsequent to June 30, 2014, the Company announced the contract for the acquisition of an approximately 690-acre farm in Arkansas for a purchase price of approximately $2.7 million.

Public Offerings of Common Stock

On April 16, 2014, the Company completed its initial public offering of common stock, generating $53.2 million in gross proceeds. The aggregate net proceeds to the Company, after deducting the underwriting discount and commissions and expenses payable by the Company, were approximately $48.0 million. Use of proceeds included the repayment of approximately $12.0 million of outstanding indebtedness.

On July 30, 2014, the Company completed an underwritten public offering of common stock, generating $46.5 million in gross proceeds. The aggregate net proceeds to the Company, after deducting the underwriting discount and commissions and expenses payable by the Company, were approximately $43.3 million.

Anticipated New Indebtedness

Subsequent to quarter end, the Company entered into a non-binding term sheet with Federal Agricultural Mortgage Corporation (“Farmer Mac”) regarding a proposed secured note purchase facility, which provides for borrowings of up to an aggregate principal amount of $30.0 million. The indicative fixed rate provided by Farmer Mac in the term sheet for a three-year, interest-only note was 2.30% as of July 9, 2014.

Adjusted Funds from Operations and Adjusted EBITDA

The majority of our tenants pay 100% of their annual rent in advance of each spring planting season. Consistent with industry practice for cash rents, when we make new acquisitions in the first half of the year, we often will receive 100% of the year’s rent at closing. One of the adjustments that we make to derive AFFO and Adjusted EBITDA is to recognize revenue entirely within the calendar year in which it was received, rather than recognizing revenues on a straight-line basis throughout the entire multi-year term of the lease, as required by U.S. generally accepted accounting principles (“GAAP”). See “Non-GAAP Financial Measures” for complete definitions of AFFO and Adjusted EBITDA and the financial tables accompanying this press release for reconciliations of net income to AFFO and Adjusted EBITDA.

AFFO was $266,607 for the second quarter of 2014, compared with $217,666 for the second quarter of 2013, and $441,092 for the first half of 2014, compared with $430,038 for the first half of 2013. AFFO per fully diluted share was $0.04 for the second quarter of 2014 and $0.07 for the first half of 2014.

Adjusted EBITDA was $555,143 for the second quarter of 2014, compared with $544,153 for the second quarter of 2013, and $1,064,202 for the first half of 2014, compared with $1,084,786 for the first half of 2013.

Quarterly Dividends

On May 14, 2014, the Company’s Board of Directors declared a second quarter dividend of $0.105 per share, which was paid on July 15, 2014 to all stockholders of record on July 1, 2014.

On August 6, 2014, the Company’s Board of Directors declared a third quarter dividend of $0.105 per share payable on October 15, 2014 to all stockholders of record on October 1, 2014. On an annualized basis, this dividend equates to $0.42 per share, which represents an annual distribution rate of 3.85% based on the Company’s closing stock price on Monday August 11, 2014.

Operating Results

At June 30, 2014, the Company’s portfolio included 40 farms totaling approximately 23,000 acres and 2014 contractual rents of $4.2 million.

The Company recorded rental income of $700,965 and a net loss of $541,668 (inclusive of a net loss of $183,385 attributable to non-controlling interests) for the three months ended June 30, 2014, as compared to rental income of $564,331 and net income of $170,459 for the same period in 2013. The Company recorded rental income of $1,336,819 and a net loss of $407,078 for the six months ended June 30, 2014, as compared to rental income of $1,127,330 and net income of $348,101 for the same period in 2013.

Total rental income increased $136,634, or 24.2%, for the three months ended June 30, 2014, as compared to the three months ended June 30, 2013. Contractual rents for the same-property portfolio increased $61,655, or 11%, for the three months ended June 30, 2014, as compared to the three months ended June 30, 2013, as a result of average annual cash rent for the same-property portfolio increasing to $366 per acre for the three months ended June 30, 2014 from $327 per acre for the same period in 2013.

In the three months ended June 30, 2014 and 2013, the Company received full year rent payments of $1,612,847 and a half year rent payment of $12,185, respectively, under lease agreements entered into in connection with farms acquired during such periods.

Conference Call Information

The Company has scheduled a conference call on Wednesday, August 13, 2014 at 11:00 a.m. (Eastern Time) to discuss its financial results for the second quarter ended June 30, 2014 and provide a company update. The conference call can be accessed live over the phone toll-free by dialing (888) 317-6016, or for international callers, (412) 317-6016.  Participants can reference the Farmland Partners Inc. Second Quarter 2014 Earnings Call. The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.farmlandpartners.com. A replay of the conference call will be available beginning August 13, 2014 at 1:00 p.m. (Eastern Time) until August 28, 2014 at 11:59 p.m. (Eastern Time), by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International); passcode: 10051170. A replay of the webcast will also be accessible on the Investor Relations website for one year following the event.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality primary row crop farmland located in agricultural markets throughout North America. The Company’s portfolio is comprised of 41 farms with an aggregate of approximately 23,600 acres in Illinois, Nebraska and Colorado, with two farms under contract in Arkansas totaling approximately 1,940 acres. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2014.

IPO and Formation Transactions

Due to the timing of the IPO and related formation transactions, the Company’s financial condition as of December 31, 2013 reflects the combined financial condition of the Company and the Company’s predecessor, FP Land LLC (“FP Land”), and the results of operations for the three and six months ended June 30, 2013 reflect the financial condition and results of operations of FP Land.  The Company’s financial condition and results of operations for the three and six months ended June 30, 2014 reflect the financial condition and results of operations of FP Land combined with the Company for the period prior to April 16, 2014, and the Company’s consolidated results for the period from April 16, 2014 through June 30, 2014.

Forward-Looking Statements

This press release includes “forward-looking statements,” including, without limitation, statements with respect to proposed acquisitions and financing activities. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: general volatility of the capital markets and the market price of the Company’s common stock, changes in the Company’s business strategy, availability, terms and deployment of capital, availability of qualified personnel, changes in the Company’s industry, interest rates or the general economy, the degree and nature of the Company’s competition and the other factors described in the section entitled “Risk Factors” in the prospectus that the Company filed with the Securities and Exchange Commission on July 25, 2014.   Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Farmland Partners Inc.

Combined Consolidated Balance Sheets

As of June 30, 2014 and December 31, 2013

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Land, at cost	$64,510,801	$34,693,573
Grain facilities	2,563,415	2,563,415
Groundwater	1,742,550	—
Irrigation improvements	1,336,845	768,935
Drainage improvements	779,975	779,975
Other	70,000	—
Real estate, at cost	71,003,586	38,805,898
Less accumulated depreciation	(558,157)	(450,474)
Total real estate, net	70,445,429	38,355,424
Deposits	300,000	—
Cash	5,429,723	17,805
Deferred financing fees, net	203,347	133,734
Deferred offering costs	331,250	699,013
Accounts receivable	17,135	12,867
Accounts receivable, related party	91,897	450,833
Other	128,296	—

TOTAL ASSETS	$76,947,077	$39,669,676

LIABILITIES AND EQUITY
LIABILITIES
Mortgage notes payable	$30,754,000	$43,065,237
Dividends payable	625,725	—
Accrued interest	—	78,603
Accrued property taxes	110,717	—
Deferred revenue	2,829,500	—
Accrued expenses	514,617	1,248,758
Total liabilities	34,834,559	44,392,598

Commitments and contingencies

Equity
Common stock, $.01 par value, 500,000,000 shares authorized; 4,014,283 and 1,000 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	38,000	10
Additional paid in capital	28,596,886	990
Retained deficit	(358,283)	—
Distributions in excess of earnings	(421,500)	—
Members’ deficit	—	(4,723,922)
Non-controlling interest in operating partnership	14,257,415	—
Total equity	42,112,518	(4,722,922)

TOTAL LIABILITIES AND EQUITY	$76,947,077	$39,669,676

Farmland Partners Inc.

Combined Consolidated Statements of Operations

For the three and six months ended June 30, 2014 and 2013

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
OPERATING REVENUES:
Rental income	$700,965	$564,331	$1,336,819	$1,127,330
Tenant reimbursements	77,830	—	127,627	—
Other income	7,603	—	7,603	—
Total operating revenues	786,398	564,331	1,472,049	1,127,330

OPERATING EXPENSES
Depreciation and depletion	69,369	35,357	109,264	70,087
Property operating expenses	59,732	11,805	109,529	26,298
Acquisition and due diligence costs	60,923	257	60,923	257
General and administrative expenses	747,006	7,872	820,301	15,745
Legal and professional	102,500	12,094	156,000	12,094
Total operating expenses	1,039,530	67,385	1,256,017	124,481
OPERATING (LOSS) INCOME	(253,132)	496,946	216,032	1,002,849

OTHER EXPENSE:
Interest expense	288,536	326,487	623,110	654,748
Total other expense	288,536	326,487	623,110	654,748
NET (LOSS) INCOME	(541,668)	170,459	(407,078)	348,101

Net loss (income) attributable to non-controlling interests - operating partnership	183,385	—	48,795	—

Net (loss) income attributable to the Company	$(358,283)	$170,459	$(358,283)	$348,101

Nonforfeitable dividends allocated to unvested restricted shares	(22,500)		(22,500)

Net loss available to common stockholders of Farmland Partners Inc.	$(380,783)		$(380,783)

Basic and diluted per common share data:
Net loss available to common stockholders	$(0.12)		$(0.24)
Distributions declared per common share	$0.105		$0.105
Basic and diluted weighted average common shares outstanding	3,132,044		1,575,172

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the three and six months ended June 30, 2014 and 2013

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Net (loss) income	$(541,668)	$170,459	$(407,078)	$348,101
Depreciation and depletion	69,369	35,357	109,264	70,087
FFO	(472,299)	205,816	(297,814)	418,188

Crop year adjusted revenue	472,504	11,593	472,504	11,593
Stock based compensation	205,479	—	205,479	—
Real estate related acquisition and due diligence costs	60,923	257	60,923	257
AFFO	$266,607	$217,666	$441,092	$430,038

AFFO per share data, fully diluted:

AFFO common shares, fully diluted	5,959,383		5,959,383
AFFO per share, fully diluted	$0.04		$0.07

Basic and diluted per common share data:
Basic and diluted weighted average common shares outstanding	3,132,044		1,575,172
Net loss available to common stockholders	$(0.12)		$(0.24)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Net (loss) income	$(541,668)	$170,459	$(407,078)	$348,101
Interest expense	288,536	326,487	623,110	654,748
Depreciation and depletion	69,369	35,357	109,264	70,087
EBITDA	$(183,763)	$532,303	$325,296	$1,072,936

Crop year adjusted revenue	472,504	11,593	472,504	11,593
Stock based compensation	205,479	—	205,479	—
Real estate related acquisition and due diligence costs	60,923	257	60,923	257
Adjusted EBITDA	$555,143	$544,153	$1,064,202	$1,084,786

Non-GAAP Financial Measures

The Company considers the following non-GAAP measures as useful to investors as key supplemental measures of its performance: FFO, AFFO, EBITDA and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance. FFO, AFFO, EBITDA and Adjusted EBITDA as calculated by the Company, may not be comparable to other companies that do not define such terms exactly as the Company.

FFO

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation, depletion and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Management presents FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from sales of depreciable operating properties, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO.

AFFO

The Company calculates AFFO by adjusting FFO to exclude the income and expenses that the Company believes are not reflective of the sustainability of the Company’s ongoing operating performance, including, but not limited to, crop year adjusted revenue, real estate related acquisition and due diligence costs and stock-based compensation.

Changes in GAAP accounting and reporting rules that were put in effect after the establishment of NAREIT’s definition of FFO in 1999 result in the inclusion of a number of items in FFO that do not correlate with the sustainability of the Company’s operating performance.  Therefore, in addition to FFO, the Company presents AFFO and AFFO per share, fully diluted, both of which are non-GAAP measures.  Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company’s operational performance than FFO. AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of the Company’s operating performance. Even AFFO, however, does not properly capture the timing of cash receipts, especially in connection with full-year rent payments under lease agreements entered into in connection with newly acquired farms. Management considers AFFO per share, fully diluted to be a supplemental metric to GAAP earnings per share. AFFO per share, fully diluted provides additional insight into how the Company’s operating performance could be allocated to potential shares outstanding at a specific point in time. Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess the Company’s performance in comparison to other REITs. However, other REITs may use different methodologies for calculating AFFO and AFFO per share, fully diluted and, accordingly, the Company’s AFFO and AFFO per share, fully diluted may not always be comparable to AFFO and AFFO per share amounts calculated by other REITs. AFFO and AFFO per share, fully diluted should not be considered as an alternative to net income (loss) or earnings per share (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to net income (loss) earnings per share (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

EBITDA and Adjusted EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is a key financial measure used to evaluate the Company’s operating performance but should not be construed as an alternative to operating income, cash flows from operating activities or net income, in each case as determined in accordance with GAAP. The Company believes that EBITDA is a standard performance measure commonly reported and widely used by analysts and investors in the Company’s industry. However, while EBITDA is a performance measure widely used across several industries, the Company does not believe that it correctly captures the Company’s business operating performance because it includes non-cash expenses and recurring adjustments that are necessary to better understand the Company’s business operating performance.  Therefore, in addition to EBITDA, management uses Adjusted EBITDA, a non-GAAP measure.

The Company calculates Adjusted EBITDA by adjusting EBITDA for certain items such as crop year adjusted revenue, stock-based compensation and real estate related acquisition and due diligence costs that the Company considers necessary to understand its operating performance. The Company believes that Adjusted EBITDA provides useful supplemental information to investors regarding the Company’s ongoing operating performance that, when considered with net income and EBITDA, is beneficial to an investor’s understanding of the Company’s operating performance. However, EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.